Exhibit 10.3

TAX SHARING AGREEMENT

by and among

iGATE CORPORATION and

MASTECH HOLDINGS, INC.

                 , 2008

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TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is made and entered into as of the      day of             , 2008, by and among iGATE Corporation, a Pennsylvania corporation (“iGATE”) and Mastech Holdings, Inc., a Pennsylvania corporation (“Mastech”). Each of iGATE and Mastech are sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, iGATE, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including: (i) the iGATE Business; and (ii) the Mastech Business;

WHEREAS, the Board of Directors of iGATE has determined that it is appropriate, desirable and in the best interests of iGATE and its stockholders to separate iGATE into two (2) separate, publicly traded companies, one for each of: (i) the iGATE Business, which shall be owned and conducted, directly or indirectly, by iGATE; and (ii) the Mastech Business, which shall be owned and conducted, directly or indirectly, by Mastech;

WHEREAS, in order to effect such separation, the Board of Directors of iGATE has determined that it is appropriate, desirable and in the best interests of iGATE and its stockholders: (i) for iGATE and certain of its subsidiaries to enter into a series of transactions whereby, among other things, iGATE will contribute to Mastech the stock of Mastech Trademark Systems, Inc., Global Financial Services of Nevada, Inc., iGATE Mastech, Inc., and RPOworldwide, Inc.; and (ii) for iGATE to distribute to the holders of iGATE Common Stock on a pro rata basis (in each case without consideration being paid by such stockholders) all of the outstanding shares of common stock of Mastech (the “Mastech Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);

WHEREAS, it is the intention of the Parties that each of the contributions of assets to, and the assumption of liabilities by, Mastech together with the corresponding distribution of all of the Mastech Common Stock shall qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that the distribution of Mastech Common Stock to the stockholders of iGATE will qualify as a tax-free distribution within the meaning of Section 355(a) of the Code to such stockholders; and

WHEREAS, in connection with the Plan of Separation, each of the Parties desire to set forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “AAA” has the meaning set forth in Section 12.2.

(2) “Accounting Dispute” has the meaning set forth in Section 12.2.

(3) “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of; the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, none of the Parties or their respective Subsidiaries (determined immediately after the Distribution Date) shall he considered an “Affiliate” of the other Party or its respective Subsidiaries (determined on the same basis).

(4) “Agreement” has the meaning set forth in the preamble hereto.

(5) “Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

(6) “Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

(7) “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in Pittsburgh, Pennsylvania.

(8) “Business Entity” means any corporation, partnership, limited liability company or other entity.

(9) “Code” has the meaning referred to in the recitals to this Agreement.

(10) “Common Parent” means: (i) for U.S. federal income tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated income tax return; or (ii) for state, local or foreign income tax purposes, the common parent (or similar term) of a consolidated, unitary, combined or similar group.

(11) “Credit Carryover” means the aggregate of all alternative minimum Tax credit carryovers, general business credit carryovers and foreign Tax credit carryovers.

(12) “Dispute” means any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated thereby, including any claim based in contract, tort, statute or constitution.

(13) “Dispute Notice” has the meaning set forth in Section 12.1.

(14) “Distribution” means the distribution on the Distribution Date to holders of record of shares of iGATE Common Stock as of the Distribution Record Date of the Mastech Common Stock owned by iGATE on the basis of one (1) share of Mastech Common Stock for every              [NOTE: Has this been determined?] outstanding shares of iGATE Common Stock.

(15) “Distribution Date” means             , 2008.

(16) “Distribution Record Date” means             , 2008.

(17) “Distribution Taxes” means any and all Taxes required to be paid by or imposed on the Parties (or any Tax Group of the Parties) resulting from, or directly arising in connection with, the failure of the Distribution to qualify under Section 355(a) or (c) of the Code or, if applicable, Section 361(c) of the Code, or the application of Sections 355(d) or (e) of the Code to the Distribution, or under the corresponding provisions of the Laws of other jurisdictions.

(18) “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed.

(19) “Fault” has the meaning set forth in Section 5.2.

(20) “Fifty Percent or Greater Interest” means a “50-percent or greater interest” for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations promulgated thereunder.

(21) “Final Determination” means the final-resolution of liability for any Tax for any taxable period, by or as a result of:

(i)	a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed;

(ii)	a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period;

(iii)	any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or

(iv)	any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(22) “Final Tax Attribute Allocation” has the meaning set forth in Section 10.1(b).

(23) “Force Majeure” has the meaning set forth in the Ancillary Agreements.

(24) “Group” means the iGATE Group or the Mastech Group.

(25) “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(26) “iGATE” has the meaning set forth in the preamble of this Agreement.

(27) “iGATE Business” has the meaning set forth in the Separation and Distribution Agreement.

(28) “iGATE Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

(29) “iGATE Employee” has the meaning set forth in the Separation and Distribution Agreement.

(30) “iGATE Group” has the meaning set forth in the Separation and Distribution Agreement.

(31) “iGATE Indemnitees” means iGATE, each member of the iGATE Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Mastech Indemnitees.

(32) “iGATE Option” means an option to acquire iGATE Common Stock.

(33) “iGATE Option Holder” means a holder of an iGATE Option.

(34) “iGATE Subsidiaries” means all direct and indirect Subsidiaries of iGATE, determined immediately after the Distribution Date.

(35) “Income Tax Returns” mean all Tax Returns relating to Income Taxes.

(36) “Income Taxes” means: (i) all Taxes based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (B) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i)(A) above; and (ii) all U.S., state, local or foreign franchise Taxes, including in the case of each of (i) and (ii) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

(37) “Indemnified Party” means the Party (or Indemnitee) which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from the other Party to this Agreement.

(38) “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to the other Party to this Agreement.

(39) “Indemnitee” means an iGATE Indemnitee or a Mastech Indemnitee.

(40) “Independent Firm” means a nationally recognized accounting firm other than UHY LLP and Ernst & Young.

(41) “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

(42) “Mastech” has the meaning set forth in the recitals to this Agreement.

(43) “Mastech Business” has the meaning set forth in the Separation and Distribution Agreement.

(44) “Mastech Common Stock” has the meaning set forth in the recitals hereto.

(45) “Mastech Employee” has the meaning set forth in the Separation and Distribution Agreement.

(46) “Mastech Group” has the meaning set forth in the Separation and Distribution Agreement.

(47) “Mastech Indemnitees” means Mastech, each member of the Mastech Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(48) “Mastech Option” means an option to acquire Mastech Common Stock.

(49) “Mastech Option Holder” means a holder of a Mastech Option.

(50) “Mastech Subsidiaries” means all direct and indirect Subsidiaries of Mastech, determined immediately after the Distribution (and predecessors of such entities).

(51) “Mastech Tax Audit” means all Audits relating to or involving a Mastech Tax Return.

(52) “Mastech Tax Return” means:

(i)	any Income Tax Returns required to be filed by any Tax Group of which Mastech or a Mastech Subsidiary is the Common Parent;

(ii)	any U.S., state, local or foreign separate Income Tax Return required to be filed by Mastech or a Mastech Subsidiary; and

(iii)	any U.S., state, local or foreign separate Non-Income Tax Return required to be filed by Mastech or a Mastech Subsidiary.

(53) “Mastech Taxes” means all Taxes required to be paid by or imposed upon Mastech or a Mastech Subsidiary with respect to all Mastech Tax Returns.

(54) “Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

(55) “Non-Income Taxes” mean all Taxes other than Income Taxes.

(56) “Options” means, collectively, and as the context requires, iGATE Options and Mastech Options.

(57) “Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person consistent with the past practices of such Person.

(58) “Other Dispute” has the meaning set forth in Section 12.2(b).

(59) “Party” has the meaning set forth in the preamble hereto.

(60) “Pennsylvania Courts” has the meaning set forth in Section 13.15.

(61) “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(62) “Plan of Separation” has the meaning set forth in the recitals hereto.

(63) “Post-Spin Tax Return” means:

(i)	any Income Tax Return required to be filed by any Tax Group of which iGATE is the Common Parent for Tax years beginning on or after the Distribution Date;

(ii)	any U.S., state, local or foreign separate Income Tax Return required to be filed by iGATE or any of its Subsidiaries for Tax years beginning on or after the Distribution Date; and

(iii)	any U.S., state, local or foreign Non-Income Tax Return required to be filed by iGATE or any of its Subsidiaries for Tax years beginning on or after the Distribution Date.

(64) “Post-Spin Taxes” means all Taxes required to paid by or imposed upon iGATE with respect to all Post-Spin Tax Returns.

(65) “Post-Distribution Tax Period” means:

(i)	in the case of iGATE, a Tax year beginning on or after January 1, 2009; and

(ii)	in the case of Mastech, a Tax year beginning after the Distribution Date.

(66) “Post-Spin Audits” means all Audits relating to all Post-Spin Tax Returns.

(67) “Pre-Spin Audits” means all Audits relating to all Pre-Spin Tax Returns.

(68) “Pre-Spin Correlative Adjustment” means a disallowance of an item of deduction, loss or credit (or an increase of an item of income or gain) included in the applicable Tax Return that is related or attributable to the business or operations of Mastech or its Subsidiaries and also is more likely than not to result in a related correlative increase of an item of deduction, loss or credit (or reduction of an item of income or gain for a Post-Distribution Tax Period of such entity). For purposes of this Agreement, a Correlative Adjustment shall not include any such disallowance or increase that more likely than not will result in an increase in basis in property the basis of which is neither deductible, depreciable or amortizable.

(69) “Pre-Spin Tax Returns” means:

(i)	any Income Tax Returns (other than Post-Spin Tax Returns) required to be filed by any Tax Groups of which iGATE is the Common Parent for Tax years ending on or prior to December 31, 2008;

(ii)	any U.S., state, local or foreign separate Income Tax Return (other than a Post-Spin Tax Return) required to be filed by iGATE or any of its Subsidiaries for Tax years ending on or prior to December 31, 2008; and

(iii)	any U.S., state, local or foreign Non-Income Tax Return (other than a Post-Spin Tax Return) required to be filed by iGATE or any of its Subsidiaries for Tax years ending on or prior to December 31, 2008.

(70) “Pre-Spin Taxes” means all Taxes required to be paid by or imposed upon iGATE with respect to all Pre-Spin Tax Returns.

(71) “Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

(72) “Principal Shareholders” means Ashok Trivedi and Sunil Wadhwani.

(73) “Principal Shareholders Agreement” means that certain agreement by and between the Principal Shareholders and the Parties dated             , 2008. [NOTE: Has a business decision been made as to whether this document will be drafted?]

(74) “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which any of the Parties (or any successor thereto) would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise) from any of the Parties (or any successor thereto) and/or one or more holders of their common stock, respectively, any amount of stock of any of the Parties, as the case may be, that would, when combined with any other changes in ownership of the stock of such Party pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise more than thirty-five percent (35%) or more of: (i) the value of all outstanding stock of such Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series; or (ii) the total combined voting power of all outstanding stock of such Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the parties in good faith.

(75) “Reed Smith” means Reed Smith LLP.

(76) “Refund” means any refund of Taxes (including any overpayment of Taxes for a period ending on or prior to December 31, 2008 that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes, provided, however, that with respect to any refund of Taxes imposed on any Person, refunds shall be net of any Taxes imposed on or related or attributable to the receipt or accrual of such refund.

(77) “Requesting Party” has the meaning set forth in Section 5.3.

(78) “Restricted Period” means the period beginning the day after the Distribution Date and ending on the two-year anniversary thereof.

(79) “Rules” has the meaning set forth in Section 12.2.

(80) “Separation and Distribution Agreement” means the Separation and Distribution Agreement by and among iGATE and Mastech, dated as of             , 2008.

(81) “Steps Memorandum” means the memorandum attached hereto as Exhibit A.

(82) “Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person. For purposes hereof, none of the Parties or their respective Subsidiaries (determined immediately after the Distribution Date) shall be considered a “Subsidiary” of the other Party or its respective Subsidiaries (determined on the same basis).

(83) “Tax Benefit Actually Realized” means an actual reduction in Taxes otherwise due and payable by a Party or its Affiliates which reduction is solely attributable to the accrual or payment of a Tax, cost, expense, liability or other amount by such Party or its Affiliates which accrual or payment resulted in the right by such Party or its Affiliates to receive a payment from another Party pursuant to this Agreement.

(84) “Tax-Free Status” means the qualification of the Distribution and related transactions as a distribution in which no gain or loss is recognized, and no amount is included in income, including by reason of Distribution Taxes, for U.S. federal income Tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code).

(85) “Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group that files an Income Tax Return.

(86) “Tax Package” means that certain information requested of Mastech by iGATE related to iGATE’s preparation of a Pre-Spin Tax Return, which information may include:

(i)	a pro forma Tax Return relating to the operations of Mastech and/or its Subsidiaries that is required to be included in any Tax Group of which iGATE is or was the Common Parent and Mastech and/or such Subsidiaries is or was a member for one or more days in a taxable year; and

(ii)	all information relating to the operations of Mastech and/or its Subsidiaries that is reasonably necessary to prepare and file the applicable Income Tax Return required to be filed by any Tax Group of which iGATE is or was the common parent and Mastech or any of its Subsidiaries is or was a member for one or more days in a Tax year.

(87) “Tax Representation Letter” means a letter containing certain representations and covenants issued by a Party to Reed Smith in connection with certain Tax opinions to be rendered by Reed Smith to iGATE in connection with the Plan of Separation.

(88) “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

(89) “Tax Sharing Agreement Termination Date” means, as between the applicable Parties and their respective Subsidiaries, the Distribution Date.

(90) “Taxes” means all taxes, charges, fees, duties, levies, imposts, or other similar assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

(91) “Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

(92) “Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(93) “U.S.” shall mean United States.

(94) “Unqualified Tax Opinion” means an unqualified “will” opinion of a Law firm of nationally recognized standing in the field of taxation, which opinion is reasonably acceptable to the Parties and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes, including confirmation in accordance with Circular 230 or otherwise that may be provided for purposes of avoiding any applicable penalties or additions to Tax.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 1.3 Effective Time.

(a) This Agreement shall be effective as of the Distribution Date.

(b) Notwithstanding anything to the contrary contained in this Agreement, for so long as Mastech is still an Affiliate (without regard to the last sentence set forth in such definition) of iGATE, iGATE shall be responsible for any Taxes or other amounts required to be paid by Mastech pursuant to this Agreement.

For the avoidance of doubt, in the event of a conflict between this Section 1.3(b) and any other provision of this Agreement, this Section 1.3(b) shall govern and control.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1 Responsibility of iGATE to prepare and file Pre-Spin Tax Returns and Post-Spin Tax Returns.

(a) Pre-Spin Tax Returns.

(i)	General. To the extent not previously filed, subject to the rights and obligations of Mastech set forth herein, iGATE shall (at iGATE’s own cost and expense) prepare and file or cause to be prepared and filed, all Pre-Spin Tax Returns.

(ii)	Tax Package. To the extent not previously provided, upon the written request of iGATE specifying with particularity the materials requested, Mastech (at its own cost and expense) shall prepare and provide or cause to be prepared and provided to iGATE a Tax Package relating to each Pre-Spin Tax Return required to be filed by any Tax Group of which iGATE was the Common Parent and Mastech or any of its Subsidiaries was a member for one or more days in the relevant Tax year. The Tax Package shall be provided to iGATE no later than May 31, 2009 (other than U.S. Tax Returns for such Tax year of any foreign Subsidiary of Mastech, which shall be provided no later than July 31, 2009). For the avoidance of doubt, in the event Mastech does not fulfill its obligations pursuant to this Section 2.1(a)(ii), iGATE shall be entitled, at the sole cost and expense of Mastech, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Pre-Spin Tax Return.

(iii)

Procedures. In the case of Pre-Spin Tax Returns, to the extent not previously filed, no later than thirty (30) days prior to the Due Date of each such Pre-Spin Tax Return, iGATE shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to Mastech. All such Pre-Spin Tax

Returns shall be prepared in accordance with past practices unless otherwise required by applicable law.

(b) Preparation and filing of Post-Spin Tax Returns. iGATE shall (at its own cost and expense) prepare and file or cause to be prepared and filed, all Post-Spin Tax Returns.

Section 2.2 Responsibility of Mastech to prepare and file Mastech Tax Returns.

(a) To the extent not previously filed, no later than thirty (30) days prior to the Due Date of each Mastech Tax Return for any taxable period ending on or prior to December 31, 2008 which Mastech Tax Return includes income that is also included in a Pre-Spin Tax Return, Mastech shall make available or cause to be made available drafts of such Tax Return to iGATE. All such Mastech Tax Returns shall be prepared in accordance with past practice unless otherwise required by applicable Law.

(b) To the extent not previously filed, Mastech shall (at its own cost and expense), subject to Section 2.2(a), prepare and file or caused to be prepared and filed all Mastech Tax Returns.

Section 2.3 Time of filing Tax Returns; manner of Tax Return preparation. Each Tax Return shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder. Unless otherwise required by a Taxing Authority pursuant to a Final Determination, the Parties hereto shall prepare and file or cause to be prepared and filed all Tax Returns and take all other actions in a manner consistent with (and shall not take any position inconsistent with):

(a) the contributions by iGATE to Mastech of the stock of Mastech Trademark Systems, Inc., Global Financial Services of Nevada, Inc., iGATE Mastech, Inc., and RPOworldwide, Inc. and the distribution by iGATE to its stockholders of all of the stock of Mastech, as a reorganization under Sections 368(a)(1)(D) and 355 of the Code; and

(b) the distribution by iGATE to its stockholders of all of the stock of Mastech as a tax-free distribution under Section  355(a) of the Code to such stockholders.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1 Responsibility of iGATE to pay Taxes.

(a) General. Except as otherwise provided in this Agreement, iGATE shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, all Post-Spin Taxes.

(b) Timing of Payments. All Taxes required to be paid or caused to be paid by iGATE to an applicable Taxing Authority pursuant to Section 3.1(a) shall be paid or caused to be paid by iGATE to such applicable Taxing Authority on or prior to the Due Date of the applicable Tax Return.

Section 3.2 Responsibility of Mastech to pay Taxes.

(a) Except as otherwise provided in this Agreement, Mastech shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority, all Mastech Taxes.

(b) Timing of Payments. All Taxes required to be paid or caused to be paid by Mastech to an applicable Taxing Authority pursuant to Section 3.2(a) shall be paid or caused to be paid by Mastech to such applicable Taxing Authority on or prior to the Due Date of the applicable Tax Return.

Section 3.3 Responsibility for Pre-Spin Taxes.

(a) All Pre-Spin Taxes that are identifiable to a specific Party and which are required to be paid or caused to be paid to an applicable Taxing Authority shall be paid or caused to be paid to such applicable Taxing Authority by such Party and such Party shall be solely liable for the payment of such Taxes. The responsible Party pursuant to this Section 3.3(a) shall be entitled to any accrued liabilities related to such Taxes. Notwithstanding anything else contained in this Section 3.3(a), if a FIN 48 reserve has been created by iGATE and the Pre-Spin Taxes are identifiable to Mastech and pertain to the FIN 48 reserve, Mastech shall be entitled to the benefit of such FIN 48 reserve. Schedule A contains a listing of all FIN 48 reserves created by iGATE.

(b) To the extent all or a portion of any Pre-Spin Taxes are not identifiable to a specific Party, the Parties shall be jointly liable for payment of such Taxes and each Party shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority its proportionate share of such Tax liability, computed in proportion to the profits before tax of the Parties as determined on the Distribution Date and taking into account corporate expense allocations.

(c) If all or a portion of any Pre-Spin Taxes are not identifiable to a specific Party, but the liability for payment of such Pre-Spin Taxes is the result of an inclusion in income that will benefit a particular Party in the future, then notwithstanding Section 3.3(b), the Party who will benefit from such inclusion in the future shall be solely responsible for such liability and shall pay or cause to be paid all amounts due with respect thereto to the applicable Taxing Authority.

ARTICLE IV

REFUNDS AND OTHER MATTERS

Section 4.1 Refunds for the benefit of iGATE. iGATE shall be entitled to all Refunds of Taxes with respect to all Post-Spin Tax Returns.

Section 4.2 Refunds for the benefit of Mastech. Mastech shall be entitled to all Refunds of Taxes with respect to all Mastech Tax Returns.

Section 4.3 Pre-Spin Refunds. Except as provided in the second sentence of this Section 4.3, all Refunds of Taxes received and attributable to a Pre-Spin Tax Return (other than a Mastech Tax Return) shall be apportioned between the Parties in the same manner as such Taxes were paid pursuant to Section 3.3 hereof. Notwithstanding the first sentence of this Section 4.3, all Refunds of Pre-Spin Taxes which are not identifiable to a Specific Party but which are related to a determination that will adversely impact (from a Tax perspective) a particular Party in the future, shall be payable to the Party subject to the future adverse Tax event.

Section 4.4 Carrybacks. Each of the Parties shall be permitted (but not required) to carry back net operating losses or other Tax attributes realized in any Post-Distribution Tax Period of such Party to any period preceding or including any of the Distributions, provided, however, that a Party shall not be permitted to carry back a net operating loss or other Tax attribute to any Tax period relating to a Pre-Spin Tax Return without the consent of the other Party.

Section 4.5 Amended Tax Returns.

(a) Pre-Spin Tax Returns and Post-Spin Tax Returns. Subject to Article VIII (relating to Audits):

(i)	Pre-Spin Tax Returns. iGATE shall be entitled to amend or cause to be amended all Pre-Spin Tax Returns, provided, however, that if any such amendment will or could adversely affect Mastech, iGATE shall provide to Mastech, no later than thirty (30) days prior to the amended Pre-Spin Tax Return being filed, a draft of such amended Pre-Spin Tax Return and shall consult and cooperate with Mastech with respect to the filing of any such amended Tax Return.

(ii)	Post-Spin Tax Returns. iGATE shall be entitled to amend or cause to be amended all Post-Spin Tax Returns.

(b) Mastech Tax Returns. Subject to Article VIII (relating to Audits), Mastech shall be entitled to amend or cause to be amended all Mastech Tax Returns.

Section 4.6 Payments of Refunds.

(a) Any Refund to which a Party is entitled pursuant to this Article IV that is received by another Party shall be paid by such other Party to such Party in immediately available funds within five (5) Business Days of receipt.

(b) Notwithstanding Section 4.6(a), to the extent a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to another Party (or Parties) pursuant to this Article IV, such Party shall be deemed to have actually received a Refund to the extent thereof and shall pay (in immediately available funds) such Refund to the Parties no later than the Due Date of the Tax Return on which such Refund is applied to reduce Taxes otherwise payable.

ARTICLE V

DISTRIBUTION TAXES

Section 5.1 Liability for Distribution Taxes. In the event that, following a Final Determination relating to an Audit, it is determined Distribution Taxes are due and payable to a Taxing Authority, notwithstanding Article III, Mastech shall indemnify and hold iGATE harmless from all such Distribution Taxes, net of all Tax credits available to iGATE which reduce the cash outlay required to pay such Distribution Taxes, provided, however, that Mastech shall not be required to indemnify or hold iGATE harmless if such Distribution Taxes result from the Fault, as defined below, of iGATE, provided, further, that Mastech’s obligation to indemnify and hold iGATE harmless shall be reduced to the extent iGATE is indemnified by the Principal Shareholders pursuant to the Principal Shareholders Agreement.

Section 5.2 Definition of Fault. For purposes of this Agreement, Distribution Taxes shall be deemed to result from the fault (“Fault”) of a Party if such Taxes are directly attributable to, or result from:

(a) any action, or failure or omission to act, by such Party or such Party’s Affiliates following the Distribution, including, without limitation, a cessation, transfer to Affiliates or others, disposition of its active trade or business within the meaning of Section 355(b) of the Code or other businesses, failure to maintain continuity of business enterprise, an issuance of stock, stock buyback, or payment of an extraordinary dividend by such Party or such Party’s Affiliates following the Distribution;

(b) the direct or indirect acquisition of all or a portion of such Party’s stock and/or its assets (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any person including pursuant to an issuance of stock by such Party or its Affiliates;

(c) any negotiations, understandings, agreements or arrangements by or involving such Party or its Affiliates with respect to transactions or events (including, without limitation, stock issuances pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions of stock, or a series of such transactions or events) that cause the Distribution or related transactions to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly a Fifty Percent or Greater Interest in any such Party; or

(d) any act or failure to act that is described in Section 5.3 hereof of any such Party (regardless of whether such act or failure to act is covered by a ruling, Unqualified Tax Opinion or waiver, described below).

Section 5.3 Limits on Proposed Acquisition Transactions and other transactions for Restricted Period. For the Restricted Period applicable to each of the Parties, respectively, such Party (a “Requesting Party”) shall not:

(a) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose or permit any Proposed Acquisition Transaction to occur;

(b) merge or consolidate with any other person or liquidate or partially liquidate;

(c) sell or otherwise transfer in a single transaction or series of transactions fifty percent (50%) or more of the gross or net assets of the active trade or business (for purposes of Section 355(b) of the Code) or fifty percent (50%) or more of the consolidated gross or net assets of its businesses (such percentages to be measured based on fair market values as of the date of the Distribution);

(d) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the stock of such Party; or

(e) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representations or covenants made by such Party in the Tax Representation Letter issued by such Party to Reed Smith in connection with the issuance by Reed Smith of its opinion relating to the Tax consequences of a Distribution or any of the positions set forth in Section 2.3) which in the aggregate (taking into account other transactions described in this section) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, stock of any of the Parties representing a Fifty Percent or Greater Interest in such Party or otherwise jeopardize Tax-Free Status;

provided, however, that such Requesting Party shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (e) if, prior to taking each such action(s): (i) such Requesting Party shall have requested that iGATE obtain a private letter ruling from the Internal Revenue Service and iGATE shall have received such ruling (or if Mastech is the Requesting Party, Mastech shall have received a ruling) in form and substance reasonably satisfactory to the non-Requesting Party that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; (ii) such Requesting Party shall provide the non-Requesting Party with an Unqualified Tax Opinion in form and substance reasonably satisfactory to the non-Requesting Party that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; or (iii) such Requesting Party shall have received a written statement from the non-Requesting Party that provides that such non-Requesting Party waives the requirement to obtain a ruling or opinion described in this paragraph. In determining whether such ruling or opinion is reasonably satisfactory, the Parties may consider, among other factors, the appropriateness of any underlying assumptions, representations and covenants made in connection with such ruling or opinion. The Requesting Party shall bear all costs and expenses of securing any such ruling or opinion and shall reimburse the non-Requesting Party for all reasonable out-of-pocket costs and expenses that such Parties may incur in good faith in seeking to obtain or evaluate any such ruling or opinion.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification obligations of iGATE. iGATE shall and shall cause its Subsidiaries to indemnify the Mastech Indemnitees and hold them harmless from and against (without duplication):

(a) all Taxes and other amounts for which iGATE is responsible under this Agreement; and

(b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of iGATE under this Agreement.

Section 6.2 Indemnification obligations of Mastech. Mastech shall and shall cause its Subsidiaries to indemnify the iGATE Indemnitees and hold them harmless from and against (without duplication):

(a) all Taxes and other amounts for which Mastech is responsible under this Agreement; and

(b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of Mastech under this Agreement.

ARTICLE VII

PAYMENTS

Section 7.1 General.

(a) All payments required to be made by one Party to another Party pursuant to this Agreement shall be made within the time prescribed for payment in this Agreement, or if no such time is prescribed, within fifteen (15) Business Days after delivery in accordance with Section 13.3 of written notice of the amount due and owing, together with a schedule calculating in reasonable detail such amounts (and including any relevant Tax Return, statement, bill or invoice related to Taxes, costs, expenses or other amounts due and owing). To the extent a cost or expense incurred by a Party is required to be borne by another Party to this Agreement, such cost or expense shall be paid (or reimbursed) by the Party required to bear such cost and expense to the Party incurring such cost or expense. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at a rate per annum equal to the Prime Rate plus three percent (3%), or the maximum legal rate, whichever is lower, provided, however, that, to the extent that the amount due and owing consists of Taxes, no interest shall accrue pursuant to this Section 7.1 until the later of the time prescribed for payment pursuant to this Agreement or the time such Taxes are actually paid by the Indemnified Party.

Section 7.2 Treatment of payments made pursuant to Tax Sharing Agreement and Separation and Distribution Agreement.

(a) General. Unless otherwise required by a Final Determination, this Agreement, the Separation and Distribution Agreement, or permitted under Section 1552 of the Code (or applicable state, local or foreign Law), for U.S. federal income Tax purposes, any payment made pursuant to this Agreement and the Separation and Distribution Agreement by:

(i)	Mastech to iGATE shall be treated for all Tax purposes as a distribution with respect to stock under Section 301 of the Code occurring immediately before the Distribution;

(ii)	iGATE to Mastech shall be treated for all Tax purposes as a tax-free contribution occurring immediately before the Distribution; and

in each case, none of the Parties shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to a recipient party causes any such payment to not be so treated. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement or the Separation and Distribution Agreement should be other than as required pursuant to this Agreement or the Separation and Distribution Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its reasonable best efforts to contest such challenge.

(b) Certain Payments made net of Tax benefits. In calculating amounts payable by a Party to another Party pursuant to this Agreement and the Separation and Distribution Agreement, the amount payable shall be reduced by any Tax Benefit Actually Realized by the Indemnified Party.

(c) Gross-up if payments determined to be taxable upon Final Determination. If, pursuant to a Final Determination, any amount paid by one Party to another Party pursuant to this Agreement or the Separation and Distribution Agreement (or treated as paid by one Party to another Party pursuant to such Final Determination) is treated other than as required under Section 7.2(a) and results in an increase in gross income of the receiving (or deemed receiving) Party, then it shall be assumed that the increase in gross income resulted in an increase in Taxes to the receiving (or deemed receiving) Party and the paying (or deemed paying) Party shall pay to the receiving (or deemed receiving) Party an additional amount equal to the net amount of increased Taxes assumed to be imposed: (i) on the receipt of such payment; and (ii) on the receipt of the payment made pursuant to clause (i) of this sentence and this clause (ii), assuming in each case that the recipient (or deemed recipient) pays Taxes at the highest combined federal, state and local statutory rate.

(d) If, pursuant to a Final Determination, a payment made pursuant to this Agreement or the Separation and Distribution Agreement is treated in a manner other than as required herein, then if such Final Determination also results in a Party or any of its Affiliates being entitled to a net deduction or loss as a result of the Taxes, costs, expenses, or other amount that gave rise to the payment, then such Party shall be required to pay to the other Party the amount of any Tax Benefits Actually Realized in accordance with the principles of Section 7.2(b).

Section 7.3 Treatment of payments made upon the exercise of Options.

A payment of cash or transfer of stock by a Party upon the exercise of iGATE Options or Mastech Options shall be treated for all Tax purposes consistent with the principles of Revenue Ruling 2002-1, C.B. 268 and this Section 7.3(b), and none of the Parties shall take any position inconsistent with such treatment, except to the extent that there is a Final Determination that the Party (or its Subsidiary) of whom such Option Holder is considered an employee for purposes of the Separation and Distribution Agreement is not entitled to a deduction under Section 162 of the Code with respect to such payment or transfer. In accordance with the foregoing: (i) a payment made by any Party to an Option Holder who is an iGATE Employee or Mastech Employee shall be deducted by the Party (or its Subsidiary) of whom such Option Holder is considered an employee for purposes of the Separation and Distribution Agreement under Section 162 of the Code (and corresponding provisions of state and local Law); (ii) iGATE will advise Mastech as to any taxable income that arises by virtue of such exercise within three (3) Business Days; (iii) to the extent iGATE receives a withholding payment which is required to be remitted by Mastech, iGATE shall immediately, upon receipt of the same, submit such withholding payment to Mastech; and (iv) the Party entitled to the deduction pursuant to (i) shall be responsible for any employer payroll taxes due by virtue of such exercise.

ARTICLE VIII

AUDITS

Section 8.1 Notice. Within fifteen (15) Business Days after a Party receives a written notice or other information from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, the receiving Party shall notify the other Party of such receipt and, thereafter, shall promptly forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such Audit. The failure of one Party to notify the other Party of an Audit shall not relieve such other Party of any liability and/or obligation which it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

Section 8.2 Pre-Spin Audits.

(a) Administration. Subject to Section 8.2(b) and Section 8.2(c), iGATE shall administer all Pre-Spin Audits.

(b) Settlement of Pre-Spin Audits. Subject to Section 8.2(d):

(i)	iGATE shall settle any Pre-Spin Audit in the manner determined by iGATE; and

(ii)	in the event of any disagreement with respect to any matter relating to any decisions to be made in connection with the conduct, or administration by iGATE, of any Pre-Spin Audit, such matter shall be resolved in the manner directed by Article XII.

(c) Participating rights of Mastech with respect to Pre-Spin Audits. Mastech shall be permitted to fully participate in all Pre-Spin Audits, including as set forth in this Section 8.2(c).

(i)	iGATE shall notify Mastech in writing within fifteen (15) Business Days of the commencement of any such Pre-Spin Audit, or at such earlier time that would allow Mastech to timely respond to the commencement of such Pre-Spin Audit.

(ii)	Promptly after such notification, iGATE shall arrange for a meeting or conference call for the management of such Pre-Spin Audit. The Parties shall in good faith cooperate with each other in connection with such Audit and provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner (including with respect to any Party, providing an initial draft of an answer to an IRS Form 4564 (information document request) or similar document or providing a copy of any request from a Taxing Authority relating or attributable to such Party’s direct or indirect historic operations).

(iii)	iGATE shall: (i) promptly forward to Mastech copies of any correspondence or notices received from any Taxing Authority or judicial authority with respect to Pre-Spin Audits; and (ii) provide Mastech with draft copies of any correspondence or filings to be submitted to any Taxing Authority or judicial authority with respect to such Audit for Mastech’s review and comment reasonably in advance of the date that such correspondence or filings are to be submitted to the Taxing Authority or judicial authority.

(iv)	iGATE shall provide Mastech with written notice reasonably in advance of, and Mastech shall have the right to attend (or participate in), any meetings (or material conference calls of which iGATE has reasonable advance notice) with Taxing Authorities or before any judicial authorities in connection with all Pre-Spin Audits, and iGATE shall execute any documents required by the Taxing Authority to allow for Mastech to attend (or participate in) such meetings (or conference calls). The Parties shall consult in good faith to determine the submission and content of documentation, protests, memoranda of fact and Law and briefs, the conduct of oral arguments and presentations, the selection of witnesses and the negotiation of stipulations of fact in connection with such Pre-Spin Audits.

(d) Notwithstanding anything to the contrary contained in Section 8.2(a), Section 8.2(b) or Section 8.2(c), in the event of a Pre-Spin Audit for Income Taxes that results in a Pre-Spin Correlative Adjustment related or attributable to the business or operations of Mastech or its Subsidiaries, then: (i) Mastech shall be entitled to control such Pre-Spin Audit solely to the extent of the issues that are the subject of such Pre-Spin Correlative Adjustment; (ii) iGATE shall be entitled to participate (in accordance with the principles set forth in Section 8.2(c)) in such Audit to the extent related to such issues; (iii) iGATE shall use their reasonable best efforts to sever the issues that are the subject of such Pre-Spin Correlative Adjustment from all other issues arising in such Audit; and (iv) Mastech shall be entitled to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of, such issues.

(e) Treatment of costs and expenses related to Pre-Spin Audits. Payments borne by iGATE for costs and expenses relating to Pre-Spin Audits shall be treated as amounts deductible by iGATE pursuant to Section 162 of the Code, and none of the Parties shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to iGATE causes any such payment to not be so treated.

Section 8.3 Audits exclusively controlled by iGATE. iGATE shall have the exclusive right and sole discretion to control and contest, at iGATE’s own cost and expense and, in iGATE’s sole discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of, any Post-Spin Audits. Payments borne by iGATE for costs and expenses related to Post-Spin Audits shall be treated as amounts deductible by iGATE pursuant to Section 162 of the Code, and none of the Parties shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to iGATE causes such payments to not be so treated.

Section 8.4 Audits exclusively controlled by Mastech. Mastech shall have the exclusive right and sole discretion to control and contest, at Mastech’s own cost and expense and, in Mastech’s sole discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of, any Mastech Tax Audits. Payments borne by Mastech for costs and expenses related to Mastech Tax Audits shall be treated as amounts deductible by Mastech pursuant to Section 162 of the Code, and none of the Parties shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to Mastech causes such payments to not be so treated.

Section 8.5 Payment of Pre-Spin Audit Tax Amounts. In connection with any Final Determination with respect to a Pre-Spin Audit that results in an additional amount of Tax required to be paid to a Taxing Authority, the Parties shall, except as provided in the last sentence of this Section 8.5, proportionately be liable for and shall proportionately pay or cause to be paid to the applicable Taxing Authority any such amount in accordance with the principles articulated in Section 3.3 hereof. Notwithstanding the first sentence of this Section 8.5: (i) if all or a portion of any additional amount of Tax required to be paid to a Taxing Authority following a Final Determination with respect to a Pre-Spin Audit is not identifiable to a specific Party, but the liability for payment of such additional Pre-Spin Taxes is the result of a denial of deduction or inclusion of income that will benefit a particular Party in the future, then the Party who will benefit in the future shall be solely responsible for such liability and shall pay or cause to be paid all additional amounts due to the applicable Taxing Authority; and (ii) if a FIN 48 reserve has been created by iGATE and the additional amount of Tax required to be paid to a Taxing Authority following a Final Determination with respect to a Pre-Spin Audit is identifiable to Mastech and pertains to the FIN 48 reserve, Mastech shall be entitled to the benefit of such FIN 48 reserve. Schedule A contains a listing of all FIN 48 reserves created by iGATE.

ARTICLE IX

COOPERATION AND EXCHANGE OF INFORMATION

Section 9.1 Cooperation and Exchange of Information.

(a) The Parties shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from the other Party hereto, or from an agent, representative or advisor to such other Party, in connection with the preparation and filing of Tax Returns, claims for Refund, Audits, determinations with respect to the allocation of Tax attributes and the calculation of Taxes or other amounts required to be paid hereunder, in each case, related or attributable to or arising in connection with Taxes or Tax attributes of any of the Parties or their respective Subsidiaries covered by this Agreement. Such cooperation shall include, without limitation, at each Party’s own cost:

(i)	the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)	the execution of any document that may be necessary or reasonably helpful in connection with any Audit of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or Refund claim of the Parties or any of their respective Subsidiaries;

(iii)	the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing; and

(iv)	the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information that may be necessary or helpful in connection with any Tax Returns or any of the Parties or their Affiliates.

Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 9.2 Retention of Records. Subject to Section 9.1, if any of the Parties or their respective Subsidiaries intends to dispose of documentation relating to the Taxes of the Parties or their respective Subsidiaries for which the other Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities) after the expiration of the applicable statute of limitations (taking into account all waivers and extensions), such Party shall or shall cause written notice to the other Parties describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

ARTICLE X

ALLOCATION OF TAX ATTRIBUTES, DUAL CONSOLIDATED LOSSES GAIN

RECOGNITION AGREEMENTS AND OTHER TAX MATTERS

Section 10.1 Allocation of Tax Attributes.

(a) General. To the extent not already provided, no later than twenty (20) Business Days after the end of each fiscal quarter ending on or prior to March 31, 2009, iGATE shall provide to Mastech an estimate (or an updated estimate) of the Tax attributes (including earnings and profits, net operating loss carryovers, capital loss carryovers, alternative minimum Tax credit carryovers and general business credits) allocated or inuring to Mastech as a result of the Distribution and related transactions for U.S. federal, state, local and foreign income Tax purposes, provided, however, that the allocation of Tax attributes by iGATE shall be in accordance with applicable Law (as reasonably determined by iGATE) and consistent with the allocations of Tax attributes reflected in the financial statements included in the registration statement on Form 10 filed by Mastech. Within the same time frame discussed in the immediately preceding sentence, iGATE shall provide to Mastech a tax basis balance sheet for each entity in the Mastech Group and a computation of the tax basis Mastech has in Mastech Trademark Systems, Inc., Global Financial Services of Nevada, Inc., iGATE Mastech, Inc., and RPOworldwide, Inc.

(b) No later than June 30, 2009, iGATE shall provide to Mastech a final allocation of the Tax attributes allocated to Mastech, which allocation shall be in accordance with the proviso in Section 10.1(a) (the “Final Tax Attribute Allocation”).

(c) None of the Parties shall take any position inconsistent with the estimated allocation of Tax attributes pursuant to Section 10.1(a) (in the case of positions taken prior to the Final Tax Attribute Allocation) or the Final Tax Attribute Allocation pursuant to Section 10.l(b) (in the case of positions taken at the time of or after the Final Tax Attribute Allocation), except to the extent:

(i)	a reallocation of such Tax attributes is required pursuant to a Final Determination with respect to a Pre-Spin Audit or a Mastech Tax Audit; or

(ii)	in connection with a Final Determination with respect to a Pre-Spin Audit or Mastech Tax Audit, as a result of an increase in Taxable income or gain (or disallowance of a deduction, loss, or credit) of iGATE and the utilization of Tax attributes as a result thereof.

ARTICLE XI

DEFAULTED AMOUNTS

Section 11.1 General. In the event that either Party defaults on any of its obligations to pay any Taxes or other amounts required to be paid by such Party to the other Party pursuant to this Agreement, then the non-defaulting Party shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay amounts required to be paid pursuant to this Agreement and the non-defaulting Party may exercise any available legal remedies available against such defaulting Party, provided, further, that interest shall accrue on any such defaulted amounts at a rate per annum equal to the Prime Rate plus three percent (3%), or the maximum legal rate, whichever is lower.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or such other executive officers designated by the relevant Party) shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) days from the date of receipt by a Party of written notice of such Dispute (“Dispute Notice”); provided further, that in the event of any arbitration in accordance with Section 12.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not he deemed to have passed until such Dispute has been resolved. If the general counsels of the Parties (or such other executive officers designated by the relevant Party) are unable to resolve the Dispute within forty-five (45) days from the receipt by a Party of a Dispute Notice, the Dispute shall be resolved in accordance with Section 12.2(a) or Section 12.2(b) as the case may be.

Section 12.2 Arbitration.

(a) Accounting Disputes. If: (i) the Dispute arises out of the determination of any amount under Section 2.1 (relating to a Pre-Spin Tax Return) or Article III (relating to payment of Taxes and other amounts); or (ii) any other Dispute under this Agreement that the Parties agree should be resolved pursuant to this Section 12.2(a) (each, an “Accounting Dispute”), then, subject to Section 12.1, the Parties shall jointly retain an Independent Firm acceptable to the Parties to resolve the Accounting Dispute. If the Parties cannot agree upon an Independent Firm in accordance with this Section 12.2(a) within ten (10) days from the receipt by a Party of the Dispute Notice relating to such Accounting Dispute, then either Party may request that the American Arbitration Association (“AAA”) appoint a partner in an Independent Firm (other than an accounting firm that is then providing auditing services to any Party). The Independent Firm or partner selected by the Parties or the AAA, as the case may be (the “Accounting Arbitrator”), shall act in accordance with the Expedited Procedures of the AAA’s Commercial Arbitration Rules to resolve all points of disagreement, and its decision shall be final and binding upon the Parties and may be entered and enforced in any court having jurisdiction. Following the decision of the Accounting Arbitrator, the Parties shall each promptly take or cause to be taken any action necessary to implement the decision of such Accounting Arbitrator.

(b) Other Disputes. If a Dispute is not an Accounting Dispute (“Other Dispute”), then, subject to Section 12.1, such Other Dispute shall be determined, at the request of either Party, by arbitration conducted in Pittsburgh, Pennsylvania, in accordance with the then-existing Commercial Arbitration Rules of the AAA (the “Rules”), except as modified herein. There shall be three arbitrators. Each Party shall appoint one arbitrator within twenty (20) days of receipt by the requesting Party of a copy of the demand for arbitration. The appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. On the request of any Party, any arbitrator not timely appointed by the Parties shall be appointed by the AAA in accordance with the listing, ranking and striking procedure in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause.

(c) Any controversy, concerning whether a Dispute is arbitrable, whether arbitration has been waived, whether a Party to or assignee of this Agreement is bound to arbitrate, or as to the interpretation, applicability or enforceability of this Article XII shall be determined by the arbitrators. In resolving any Dispute, the Parties intend that the arbitrators shall apply applicable Tax Laws and the substantive Laws of the Commonwealth of Pennsylvania, without regard to any choice of Law principles thereof that would mandate the application of the Laws of another Jurisdiction. The Parties intend that the provisions to arbitrate set forth herein he valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings in accordance with the terms of this Agreement and applicable Law, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a third-party claim (and in such a case, only to the extent awarded in such third party claim). Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award, and any negotiations, conferences and discussions pursuant to Section 12.1 shall be treated as compromise and settlement negotiations and the existence of the arbitration, the pleadings submitted therein and the outcome thereof shall be kept confidential by all of the Parties thereto; provided, that such matters may be disclosed: (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award; and (ii) to the extent otherwise required by Law or the regulations of any stock exchange. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 12.3 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of Dispute resolution pursuant to the provisions of this Article XII with respect to all matters not subject to such Dispute resolution.

Section 12.4 Costs. Except as otherwise may be provided in this Agreement, the costs of any mediation or arbitration pursuant to this Article XII shall be borne by the losing Party.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Counterparts; Facsimile Signatures. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 13.2 Survival. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms, provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification, provided, further, that, in the event notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 13.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.3):

To iGATE:

iGATE Corporation

6528 Kaiser Drive

Fremont, CA 94555

Attn: Ramachandran Natesan

E-mail: ramachandran.natesan@igate.com

Facsimile: 510-896-3010

To Mastech:

Mastech Holdings, Inc.

1000 Commerce Drive

Pittsburgh, PA 15275

Attn: Jack Cronin

E-mail: john.cronin@mastech.com

Facsimile: 412-494-9272

Section 13.4 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 13.5 Amendments. Subject to the terms of Section 13.8 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 13.6 Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Section 13.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 13.8 Certain Termination and Amendment Rights. This Agreement (including indemnification obligations hereunder) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of iGATE without the approval of Mastech or the stockholders of iGATE. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.

Section 13.9 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

Section 13.10 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the applicable Distribution Date.

Section 13.11 Third Party Beneficiaries. Except as provided in Article VI relating to Indemnitees, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 13.12 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.13 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 13.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws of the Commonwealth of Pennsylvania.

Section 13.15 Consent to Jurisdiction. Subject to the provisions of Article XII, each of the Parties irrevocably submits to the exclusive jurisdiction of: (i) the Supreme Court of the Commonwealth of Pennsylvania; and (ii) the United States District Court for the Western District of Pennsylvania (the “Pennsylvania Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article XII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Pennsylvania Courts for the enforcement of any award issued there under. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Pennsylvania Courts with respect to any matters to which it has submitted to jurisdiction in this Section 13.15. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Pennsylvania Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 13.17 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.17.

Section 13.18 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.19 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other applicable Parties of the nature and extent of any such Force Majeure condition; and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 13.20 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 13.21 Changes in Law.

(a) Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b) If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 13.22 Authority. Each of the Parties hereto represents to the other Party that: (i) it has the corporate power (corporate or otherwise) and authority to execute, deliver arid perform this Agreement; (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action; (iii) it has duly and validly executed and delivered this Agreement; and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 13.23 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision which it replaces.

Section 13.24 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between one Party or its respective Subsidiaries, on the one hand, and the other Party or its respective Subsidiaries, on the other hand (other than this Agreement or in any other Ancillary Agreement), shall be or shall have been terminated as of the Tax Sharing Agreement Termination Date and, after the Tax Sharing Agreement Termination Date, none of such Parties (or their Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

Section 13.25 Exclusivity. Except as specifically set forth in the Separation and Distribution Agreement or any other Ancillary Agreement, all matters related to Taxes or Tax Returns of the Parties and their respectively Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement with respect to such matters, this Agreement shall govern and control.

Section 13.26 No Duplication, No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

iGATE CORPORATION

By:
Name:
Title:

MASTECH HOLDINGS, INC.

By:
Name:
Title:

(Signature Page to Tax Sharing Agreement)

EXHIBIT A

Steps Memo

SCHEDULE A

iGATE FIN 48 Reserves